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                                                                      EXHIBIT 21



                                  SUBSIDIARIES


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

NAME                                       STATE OF FORMATION      OTHER NAMES
----                                       ------------------      -----------
1.       Superpumper, Inc.                 North Dakota            Superpumper, SPF Stores
2.       Farstad Oil, Inc.                 North Dakota            None
3.       Fabrication Services, LLC         North Dakota            Inactive
4.       Farstad Gas & Oil, LLC            North Dakota            Inactive
5.       Farstad Energy Services, LLC      North Dakota            Inactive

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